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                                   Exhibit 3

                                 PRESS RELEASE


Dixon Ticonderoga Company
2600 Maitland Center Parkway, Suite 200
Maitland, Florida  32751

AMEX :    DXT
Gino N. Pala, President (407) 875-9000
FOR IMMEDIATE RELEASE:
Friday, March 3, 1995


                 DIXON TICONDEROGA DECLARES DISTRIBUTION OF
            PREFERRED STOCK PURCHASE RIGHTS TO COMMON STOCKHOLDERS

     Orlando, FL. March 3, 1995 - Dixon Ticonderoga Company announced today that its Board of Directors declared a dividend distribution of one Preferred Stock Purchase Right on each share of Dixon Ticonderoga Company common stock. Each Right will entitle the holder to buy one-thousandth of a share of a new series of preferred stock at a price of $30.00 per share. The Rights will be exercisable only if a person or group (other than Gino N. Pala and his family members) acquires 20% or more of the outstanding shares of common stock of the Company or announces a tender offer following which it would hold 30% or more of such outstanding common stock. The Rights entitle the holders other than the acquiring person to purchase Company common stock having a market value of two times the exercise price of the Right. If, following the acquisition by a person or group of 20% or more of the Company's outstanding shares of common stock, the Company were acquired in a merger or other business combination, each Right would be exercisable for that number of the acquiring company's shares of common stock having a market value of two times the exercise price of the Right.

     The Company may redeem the Rights at one cent per Right at any time until 10 days following the occurrence of an event that causes the Rights to become exercisable for common stock.

     The Rights distribution will be made on March 31, 1995 to common stockholders of record on that date. The Rights will expire in ten years. The Rights distribution is not taxable to stockholders. Details of the Rights distribution will be mailed to all record stockholders.

     Dixon Ticonderoga Company is a diversified manufacturer and marketer of the well-known Dixon Ticonderoga, Wearever and Prang writing and art products, a producer of graphite and lubricant products and an operator of refractories.